                         FORTIS BENEFITS INSURANCE COMPANY
                                ST. PAUL, MINNESOTA
                                  A STOCK COMPANY


                              [WALL STREET SERIES VUL]


We will pay the proceeds if we receive due proof that the insured died while this policy was in force, subject to the Incontestable and Suicide provisions of this policy. The amount and duration of the death benefit may increase or decrease depending on investment results of the subaccounts of the separate account and on the death benefit option selected as described in the death benefit section. See the Policy Values provision for the details of your variable benefits.

The surrender value under this policy increases or decreases depending on investment results of the subaccounts of the separate account. There is no guaranteed minimum surrender value in the separate account. The general account does have guaranteed minimum surrender values.


                               RIGHT TO RETURN POLICY

This policy may be returned to us any time prior to the latest of: (a) 10 days after its delivery to you; or (b) 10 days after delivery of a Notice of Withdrawal Right. The policy may be returned by delivery or mail, to our home office along with a written notice to cancel it. We will refund the premium paid.


Signed for Fortis Benefits Insurance Company, St. Paul, Minnesota, to take effect on the policy date.





          /s/ Dean C. Kopperud               /s/ Peggy Ettestad

          SENIOR VICE PRESIDENT              SENIOR VICE PRESIDENT


FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE POLICY. FLEXIBLE PREMIUMS PAYABLE DURING THE LIFETIME OF THE INSURED. DEATH BENEFIT PAYABLE AT DEATH. ADJUSTABLE DEATH BENEFIT. NONPARTICIPATING. SOME BENEFITS REFLECT INVESTMENT RESULTS.

                             READ YOUR POLICY CAREFULLY


This policy is a legal contract between the owner and Fortis Benefits Insurance Company.





                                 TABLE OF CONTENTS
                                                                         Page #
Annual Report. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
Assignments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Beneficiary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Charges. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
Cost of Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
Death Benefit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
General Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Grace Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
Incontestable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
Policy Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Policy Owner . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Policy Values. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
Premiums . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
Reinstatement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
Rights Reserved by Us. . . . . . . . . . . . . . . . . . . . . . . . . . . .6
Separate Account . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
Settlement Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Suicide. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
Surrenders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Transfers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
Valuation Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Valuation Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Withdrawals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11


Any policy amendments or endorsements follow the policy schedule. Additional benefits added by rider follow the Settlement Options. The application is the last page of this policy.

                              POLICY SCHEDULE

VUL99            FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE

                           ADDITIONAL COVERAGE

                                                                                        COVERAGE
RIDER                                                 INSURED                           AMOUNT
-------------------------------------------------------------------------------------------------
CHILD INSURANCE RIDER                                 CHILDREN OF INSURED               $  5,000

ACCELERATED BENEFIT RIDER                             CLOUD DEATH

ADDITIONAL INSURED RIDER                              STAR DEATH                        $500,000


GUARANTEED DEATH BENEFIT RIDER                        CLOUD DEATH

INSURED:  CLOUD DEATH                                 AGE:  28

OWNER:  CLOUD DEATH

PAYOR:  CLOUD DEATH                                   POLICY NUMBER:  MOF1400050

POLICY DATE:  DECEMBER 10, 1997                       RISK CLASS:  NON-SMOKER STANDARD

   #VALUE!

INITIAL DEATH BENEFIT OPTION:  B

IRS INSURANCE TEST:  GUIDELINE/CORRIDOR



IT IS POSSIBLE THAT COVERAGE WILL EXPIRE PRIOR TO THE DATE SHOWN IF EITHER:
PREMIUMS PAID FOLLOWING PAYMENT OF THE INITIAL PREMIUM, OR INVESTMENT RESULTS ON THE DESIGNATED SUBACCOUNTS, AND INTEREST CREDITED ON THE GENERAL ACCOUNT ARE INSUFFICIENT TO CONTINUE COVERAGE TO SUCH DATE.

INFORMATION ON THIS POLICY SCHEDULE APPLIES TO THE INITIAL FACE AMOUNT AND RIDER COVERAGE AMOUNTS. IF YOU MAKE A POLICY CHANGE THAT AFFECTS YOUR BENEFITS OR CHARGES, WE WILL SEND YOU AN AMENDED POLICY SCHEDULE.

INSURED:  CLOUD DEATH
ISSUE AGE:  28
RISK CLASS:  NON-SMOKER STANDARD
   #VALUE!
INITIAL DEATH BENEFIT OPTION:  B
POLICY NUMBER:  MOF1400050
POLICY DATE:  DECEMBER 10, 1997

MINIMUM FACE AMOUNT:  50,000
MINIMUM REQUESTED FACE AMOUNT INCREASE:  $5,000

                                                           CURRENT          GUARANTEED
MINIMUM TRANSFER AMOUNT:                                   $250.00          $1,000.00
MINIMUM WITHDRAWAL AMOUNT:                                 $250.00          $1,000.00

DETAIL ON PREMIUMS:


                                                          CURRENT          GUARANTEED
CURRENT RECOMMENDED MINIMUM MONTHLY PREMIUM:               $459.40            $477.82
                                BASE POLICY:               $388.36            $388.36
                                     RIDERS:                $71.04             $89.46

YOUR PLANNED PERIODIC PREMIUM:                            $1,378.22
            PAYMENT FREQUENCY:                            QUARTERLY

YOUR FIRST YEAR ANNUAL PREMIUM MUST BE AT LEAST $300.00.

THE RECOMMENDED MINIMUM MONTHLY PREMIUM INCREASES EACH YEAR BY ALL RIDERS' COST OF INSURANCE CHARGES. IF THE CUMULATIVE PREMIUM REQUIREMENT IS MET, THE GUARANTEED DEATH BENEFIT WILL REMAIN IN EFFECT UNTIL
DECEMBER 10, 2054

POLICY LOAN INTEREST RATE:  6.00% PER YEAR PAYABLE IN ARREARS
POLICY LOAN INTEREST RATE IS GUARANTEED NOT TO EXCEED 7.00%.
LOWER RATE ON CERTAIN LOANS:  4.00% PER YEAR PAYABLE IN ARREARS

CURRENT ALLOCATIONS FOR FUTURE PREMIUMS:

GENERAL ACCOUNT                                                0%
MONEY MARKET                                                   0%
U.S. GOVERNMENT SECURITITES                                    0%
DIVERSIFIED INCOME                                             0%
GLOBAL BOND                                                    0%
HIGH YIELD                                                     0%
GLOBAL ASSET ALLOCATION                                        0%
ASSET ALLOCATION                                               0%
VALUE                                                          0%
GROWTH AND INCOME                                              0%
S&P 500 INDEX                                                  0%
BLUE CHIP STOCK                                                0%
INTERNATIONAL STOCK                                            0%
MIDCAP STOCK                                                   0%
SMALL CAP VALUE                                                0%
GLOBAL GROWTH                                                  0%
LARGE CAP GROWTH                                               0%
GROWTH STOCK                                                 100%
AGGRESSIVE GROWTH                                              0%


POLICY CHARGES
                                                              GUARANTEED
                                                     CURRENT   MAXIMUM
                                                      CHARGE    CHARGE
PREMIUM EXPENSE CHARGE:                                0.00%      2.50%
MONTHLY DEDUCTIONS:  ADMINISTRATIVE CHARGES           $5.00     $11.50
                     ADMINISTRATIVE CHARGES           $0.00    $130.00*

OTHER:  TRANSFER CHARGES                              $0.00     $25.00
        WITHDRAWAL CHARGES                            $0.00     $25.00


SEPARATE ACCOUNT ASSET BASED CHARGES:                     CURRENT                  GUARANTEED
                                                       POLICY YEARS                   ALL
               SEPARATE ACCOUNT VALUE                  1-10          11+             YEARS
               $0 - $24,999.99                         1.10%        0.70%            1.20%
               $25,000 - $249,999.99                   0.70%        0.30%            1.20%
               $250,000+                               0.35%        0.10%            1.20%

*CHARGE IS CALCULATED AS $0.13 PER $1000 OF FACE AMOUNT. WHEN THE FACE AMOUNT CHANGES, THIS CHARGE IS RECALCULATED.

MONTHLY CHARGES FOR BASE POLICY - SEE COST OF INSURANCE RATES


SURRENDER CHARGES:


 POLICY YEAR                   SURRENDER CHARGES
     1-5                          $10,000.00
      6                            $9,000.00
      7                            $8,000.00
      8                            $7,000.00
      9                            $6,000.00
      10                           $5,000.00
      11                           $4,000.00
      12                           $3,000.00
      13                           $2,000.00
      14                           $1,000.00
      15                               $0.00

THE TABLE ABOVE APPLIES TO THE INITIAL FACE AMOUNT FOR THE FIRST 14 YEARS. AFTER YEAR 5, SURRENDER CHARGES DECREASE ANNUALLY. ADDITIONAL CHARGES WILL APPLY TO EACH INCREASE IN THE FACE AMOUNT FOR 14 YEARS AFTER THE EFFECTIVE DATE OF THE INCREASE.

RIDER CHARGES AND BENEFITS

MAXIMUM COVERAGE AMOUNT FOR THE PRIMARY INSURED RIDER IS SIX TIMES THE
         BASE COVERAGE AMOUNT.
MAXIMUM COVERAGE AMOUNT FOR THE ADDITIONAL INSURED RIDER IS SIX TIMES THE
         BASE COVERAGE AMOUNT.

-------------------------------------------------------------------------------

GUARANTEED DEATH BENEFIT RIDER
     EFFECTIVE DATE:  DECEMBER 10, 1997
     EXPIRY DATE:  DECEMBER 10, 2054
     MONTHLY CHARGE FOR FIRST 5 POLICY YEARS:  $0.00

-------------------------------------------------------------------------------

ACCELERATED BENEFIT RIDER
     MONTHLY CHARGE:  $0.00
     ADMINISTRATIVE CLAIM CHARGE:  CURRENT:      $50.00
                                   GUARANTEED:  $300.00

-------------------------------------------------------------------------------

                                              COST OF INSURANCE TABLE

                                     GUARANTEED ANNUAL COST OF INSURANCE RATES
                                    NONSMOKER RATES PER $1,000 OF DEATH BENEFIT

                                     ANNUAL                             ANNUAL                               ANNUAL
                    ISSUE          GUARANTEED         ISSUE           GUARANTEED           ISSUE           GUARANTEED
                     AGE              RATE             AGE               RATE               AGE               RATE
---------------------------------------------------------------------------------------------------------------------------
MALE                  0              2.63               34               1.65               68               30.42
                      1              1.03               35               1.73               69               33.58
                      2              0.99               36               1.82               70               37.18
                      3              0.97               37               1.94               71               41.30
                      4              0.93               38               2.07               72               46.08
                      5              0.88               39               2.21               73               51.52
                      6              0.83               40               2.38               74               57.53
                      7              0.78               41               2.56               75               64.00
                      8              0.75               42               2.75               76               70.89
                      9              0.74               43               2.96               77               78.14
                     10              0.75               44               3.20               78               85.81
                     11              0.81               45               3.46               79               94.15
                     12              0.92               46               3.74               80              103.45
                     13              1.07               47               4.04               81              113.99
                     14              1.24               48               4.37               82              126.02
                     15              1.39               49               4.73               83              139.54
                     16              1.47               50               5.14               84              154.35
                     17              1.51               51               5.62               85              170.15
                     18              1.55               52               6.16               86              186.78
                     19              1.60               53               6.78               87              204.03
                     20              1.66               54               7.48               88              221.84
                     21              1.66               55               8.26               89              240.50
                     22              1.63               56               9.10               90              260.32
                     23              1.59               57              10.00               91              281.86
                     24              1.55               58              11.01               92              306.05
                     25              1.50               59              12.13               93              335.54
                     26              1.47               60              13.39               94              376.61
                     27              1.45               61              14.79               95              417.83
                     28              1.44               62              16.40               96              484.14
                     29              1.44               63              18.24               97              588.34
                     30              1.45               64              20.28               98              763.78
                     31              1.48               65              22.52               99             1000.00
                     32              1.52               66              24.95
                     33              1.58               67              27.57
---------------------------------------------------------------------------------------------------------------------------

THESE RATES ARE BASED ON THE COMMISSIONER'S 1980 STANDARD ORDINARY NONSMOKER MORTALITY TABLE. FOR INSUREDS WITH A SUBSTANDARD TABLE RATING FACTOR, THE GUARANTEED ANNUAL COST OF INSURANCE RATES ARE THE ABOVE RATES MULTIPLIED BY THE SUBSTANDARD RATING FACTOR ON THE POLICY SCHEDULE.

                                              COST OF INSURANCE TABLE

                                     GUARANTEED ANNUAL COST OF INSURANCE RATES
                                     SMOKER RATES PER $1,000 OF DEATH BENEFIT


                                     ANNUAL                             ANNUAL                               ANNUAL
                    ISSUE          GUARANTEED         ISSUE           GUARANTEED           ISSUE           GUARANTEED
                     AGE              RATE             AGE               RATE               AGE               RATE
---------------------------------------------------------------------------------------------------------------------------
MALE                  0              2.63               34               2.55               68               49.70
                      1              1.03               35               2.72               69               53.89
                      2              0.99               36               2.92               70               58.53
                      3              0.97               37               3.18               71               63.78
                      4              0.93               38               3.46               72               69.74
                      5              0.88               39               3.78               73               76.40
                      6              0.83               40               4.15               74               83.75
                      7              0.78               41               4.55               75               91.66
                      8              0.75               42               4.99               76               99.82
                      9              0.74               43               5.48               77              108.09
                     10              0.75               44               6.01               78              116.52
                     11              0.81               45               6.57               79              125.42
                     12              0.92               46               7.16               80              135.10
                     13              1.07               47               7.79               81              145.86
                     14              1.24               48               8.48               82              157.93
                     15              1.39               49               9.23               83              171.16
                     16              1.47               50              10.05               84              185.13
                     17              1.51               51              11.00               85              199.41
                     18              1.55               52              12.06               86              213.64
                     19              1.60               53              13.26               87              228.47
                     20              1.66               54              14.58               88              244.18
                     21              1.80               55              16.00               89              260.06
                     22              1.90               56              17.49               90              276.36
                     23              1.96               57              19.08               91              293.62
                     24              2.02               58              20.74               92              314.03
                     25              2.03               59              22.53               93              340.88
                     26              2.04               60              24.53               94              378.76
                     27              2.05               61              26.79               95              417.83
                     28              2.05               62              29.35               96              484.14
                     29              2.08               63              32.22               97              588.34
                     30              2.13               64              35.36               98              763.78
                     31              2.20               65              38.70               99             1000.00
                     32              2.29               66              42.21
                     33              2.41               67              45.86
---------------------------------------------------------------------------------------------------------------------------

THESE RATES ARE BASED ON THE COMMISSIONER'S 1980 STANDARD ORDINARY SMOKER MORTALITY TABLE. FOR INSUREDS WITH A SUBSTANDARD TABLE RATING FACTOR, THE GUARANTEED ANNUAL COST OF INSURANCE RATES ARE THE ABOVE RATES MULTIPLIED BY THE SUBSTANDARD RATING FACTOR ON THE POLICY SCHEDULE.

                                              COST OF INSURANCE TABLE

                                     GUARANTEED ANNUAL COST OF INSURANCE RATES
                                    NONSMOKER RATES PER $1,000 OF DEATH BENEFIT


                                     ANNUAL                             ANNUAL                               ANNUAL
                    ISSUE          GUARANTEED         ISSUE           GUARANTEED           ISSUE           GUARANTEED
                     AGE              RATE             AGE               RATE               AGE               RATE
---------------------------------------------------------------------------------------------------------------------------
FEMALE                0              1.88               34               1.44               68               18.82
                      1              0.84               35               1.51               69               20.53
                      2              0.80               36               1.61               70               22.53
                      3              0.78               37               1.73               71               24.98
                      4              0.77               38               1.86               72               28.00
                      5              0.75               39               2.00               73               31.63
                      6              0.73               40               2.17               74               35.82
                      7              0.71               41               2.35               75               40.52
                      8              0.70               42               2.53               76               45.63
                      9              0.69               43               2.71               77               51.14
                     10              0.68               44               2.89               78               57.14
                     11              0.70               45               3.10               79               63.83
                     12              0.73               46               3.31               80               71.50
                     13              0.77               47               3.54               81               80.41
                     14              0.82               48               3.78               82               90.77
                     15              0.87               49               4.05               83              102.60
                     16              0.92               50               4.35               84              115.82
                     17              0.96               51               4.68               85              130.33
                     18              1.00               52               5.06               86              146.09
                     19              1.03               53               5.49               87              163.14
                     20              1.03               54               5.92               88              181.54
                     21              1.03               55               6.38               89              201.53
                     22              1.04               56               6.85               90              223.36
                     23              1.06               57               7.30               91              247.68
                     24              1.08               58               7.75               92              275.62
                     25              1.10               59               8.27               93              309.57
                     26              1.13               60               8.87               94              355.03
                     27              1.15               61               9.62               95              404.96
                     28              1.18               62              10.55               96              475.96
                     29              1.22               63              11.69               97              584.25
                     30              1.25               64              12.98               98              762.56
                     31              1.29               65              14.37               99             1000.00
                     32              1.33               66              15.81
                     33              1.38               67              17.29

---------------------------------------------------------------------------------------------------------------------------

THESE RATES ARE BASED ON THE COMMISSIONER'S 1980 STANDARD ORDINARY NONSMOKER MORTALITY TABLE. FOR INSUREDS WITH A SUBSTANDARD TABLE RATING FACTOR, THE GUARANTEED ANNUAL COST OF INSURANCE RATES ARE THE ABOVE RATES MULTIPLIED BY THE SUBSTANDARD RATING FACTOR ON THE POLICY SCHEDULE.

                                              COST OF INSURANCE TABLE

                                     GUARANTEED ANNUAL COST OF INSURANCE RATES
                                     SMOKER RATES PER $1,000 OF DEATH BENEFIT


                                     ANNUAL                             ANNUAL                               ANNUAL
                    ISSUE          GUARANTEED         ISSUE           GUARANTEED           ISSUE           GUARANTEED
                     AGE              RATE             AGE               RATE               AGE               RATE
---------------------------------------------------------------------------------------------------------------------------
FEMALE                0              1.88               34               1.90               68               25.45
                      1              0.84               35               2.01               69               27.37
                      2              0.80               36               2.18               70               29.65
                      3              0.78               37               2.38               71               32.55
                      4              0.77               38               2.61               72               36.11
                      5              0.75               39               2.86               73               40.36
                      6              0.73               40               3.17               74               45.23
                      7              0.71               41               3.49               75               50.58
                      8              0.70               42               3.81               76               56.30
                      9              0.69               43               4.13               77               62.31
                     10              0.68               44               4.45               78               68.71
                     11              0.70               45               4.79               79               75.73
                     12              0.73               46               5.14               80               83.65
                     13              0.77               47               5.51               81               92.72
                     14              0.82               48               5.90               82              103.15
                     15              0.87               49               6.33               83              115.33
                     16              0.92               50               6.79               84              128.72
                     17              0.96               51               7.29               85              143.16
                     18              1.00               52               7.85               86              158.57
                     19              1.03               53               8.48               87              174.84
                     20              1.03               54               9.11               88              192.10
                     21              1.05               55               9.77               89              210.39
                     22              1.08               56              10.42               90              231.08
                     23              1.13               57              11.03               91              253.88
                     24              1.20               58              11.62               92              279.64
                     25              1.28               59              12.26               93              311.25
                     26              1.36               60              13.02               94              355.03
                     27              1.40               61              13.98               95              404.96
                     28              1.45               62              15.20               96              475.96
                     29              1.51               63              16.70               97              584.25
                     30              1.58               64              18.37               98              762.56
                     31              1.64               65              20.14               99             1000.00
                     32              1.71               66              21.94
                     33              1.80               67              23.68
---------------------------------------------------------------------------------------------------------------------------

THESE RATES ARE BASED ON THE COMMISSIONER'S 1980 STANDARD ORDINARY SMOKER MORTALITY TABLE. FOR INSUREDS WITH A SUBSTANDARD TABLE RATING FACTOR, THE GUARANTEED ANNUAL COST OF INSURANCE RATES ARE THE ABOVE RATES MULTIPLIED BY THE SUBSTANDARD RATING FACTOR ON THE POLICY SCHEDULE.

                                    DEFINITIONS

AGE
The insured's age as of his or her last birthday.

FUND
The fund or separate investment portfolio within a series type fund which we designate as an eligible investment for the separate account and its subaccounts.

GENERAL ACCOUNT
Amounts allocated to the general account will be invested with all of our assets, which are not allocated to a segregated investment account.

HOME OFFICE
Our Office at 500 Bielenberg Drive, Woodbury, Minnesota 55125 (mailing address:
P.O. Box 64298, St. Paul, Minnesota 55164). Payments and other communications received at our home office after the end of a valuation date will be deemed to have been received on the next valuation date.

LAPSE
Condition that exists when the insured's life is no longer insured under this policy due to insufficient surrender value to pay for the charges under this policy.

NET PREMIUM
The net premium is the premium paid less the premium expense charges shown in the policy schedule.

POLICY DATE
The date shown in the policy schedule which is used to determine policy anniversaries, monthly anniversaries, and policy years.

PRO-RATA BASIS
Allocation among the general account and the subaccounts in the same proportion that the unloaned policy value in the general account and the policy value in each subaccount bears to the total unloaned policy value.

REALLOCATION DATE
The reallocation date is 20 days after we release the policy to an active status in our processing system.

SEPARATE ACCOUNT
A segregated investment account entitled Variable Account C. This account was established by us pursuant to applicable law.

SUBACCOUNT
The subaccounts of the separate account to which policy value may be allocated and may earn a return. Each subaccount invests all of its assets in a portfolio having the same investment policies and objectives as that subaccount.

VALUATION DATE
Each Fortis Benefits' business day that the New York Stock Exchange is open for trading.

VALUATION PERIOD
The period commencing at the close of the New York Stock Exchange on one valuation date and continuing to the close of the New York Stock Exchange on the next succeeding valuation date.

WE, US, OUR
Fortis Benefits Insurance Company.

YOU, YOUR
The owner of this policy.

                                 GENERAL PROVISIONS

THE CONTRACT
This policy, the attached application, amendments, endorsements, riders, and any health statements make up the entire contract. Any statements made by you or the insured in the application will be considered representations and not warranties. No statement made by you or the insured will be used by us to defend against a claim under this policy, unless it is contained in the contract.

MATURITY DATE
This policy matures as of the date of death of the insured.

POLICY CHANGES
Any change or waiver of this policy or its provisions must be made in writing and signed by our President and Secretary. No agent has the right to change or waive any provision of this policy.

POLICY OWNER
The owner is as shown in the policy schedule, unless later changed as provided in this policy. As owner, you have all rights, privileges and benefits under this policy while the insured is living. If you have not named a successor owner and you die while the insured is alive, your estate will become the owner. All notices will be sent to you at the address of record. Please notify us of any change of address by calling us at 1-800-800-2000, extension 3028 or writing to us at Fortis Benefits Insurance Company, P.O. Box 64298, St. Paul, Minnesota, 55164.

SUCCESSOR OWNER
You may name a successor owner who will take over your rights under this policy at your death.

BENEFICIARY
When the insured dies, we will pay the proceeds of this policy to the beneficiary. The beneficiary will be as shown in the application unless you have changed the beneficiary. Benefits added by rider are subject to the beneficiary provisions of that rider.

The proceeds will be paid to you or your estate if the insured dies and no beneficiary survives the insured or no beneficiary was ever named.

CHANGE OF BENEFICIARY OR SUCCESSOR OWNER
While the insured is living, you may change or revoke the beneficiary or successor owner. You must make the change in writing in a form satisfactory to us. The change won't take effect unless we receive and record it at our home office.

When we record it, the change will take effect as of the date you sign it, whether or not the insured is living at the time the change is recorded. The change will be subject to any action we take before we record the change.

CHANGES IN RISK CLASSIFICATION
You must wait one year before re-application may be made for any risk class change.

ASSIGNMENTS
You may assign this policy while the insured is alive. No assignment will take effect unless it is in writing and a copy is sent to our home office.

When we record it, the assignment will take effect as of the date you sign it, whether or not you are living at the time the assignment is recorded. The assignment will be subject to any action we take before we record it.

We are not responsible for the validity of any assignment. Any unpaid loans and interest due against this policy will be paid before we pay any claim made by the person to whom you have assigned this policy.

If you want the beneficiary or successor owner changed when you assign this policy, you must make the change in writing with the assignment.

MISSTATEMENTS OF AGE OR SEX
If the insured's age or sex is misstated, the amount we will pay will be adjusted to reflect the amount that the last cost of insurance deductions would have purchased using the most recent cost of insurance rates at the correct attained age and sex.

CLAIMS ON PROCEEDS
To the extent permitted by law, no payment we make will be subject to claims against any payee. No payee has any ownership rights to the payments before they are received.

PAYMENTS BY US
All benefits under this policy are payable at our home office.

INCONTESTABLE
This policy will be incontestable after it has been in force for two years from the policy date during the lifetime of the insured.

Any increase in face amount or any reinstatement will be incontestable after that increase or reinstatement has been in force two years from its effective date during the lifetime of the insured. Any such contest will then be based only on the application for the increase or reinstatement.

SUICIDE
If the insured commits suicide, while sane or insane, within two years of the policy date, our total liability under this policy will be the premiums paid, minus any policy loan, minus any accrued and unpaid loan interest, minus any prior withdrawals.

If the insured commits suicide, while sane or insane, within two years from the effective date of any increase in face amount or reinstatement, our total liability with respect to such increases or reinstatement will be the cost of insurance for the increase or reinstatement.

ANNUAL REPORT
Once a year we will send you an annual report free of charge. This report will show your policy status as of a date no more than 60 days earlier than the date of mailing. It will include:

(1) your policy value, surrender value, and death benefit as of the date of the report; and

(2) the premiums paid, performance of your subaccounts, interest credited to the general account, and the loans, withdrawals, transfers, and charges since the last report.


                      PREMIUMS, GRACE PERIOD AND REINSTATEMENT

PAYMENT OF PREMIUMS
The first premium is due on the policy date. The amount and frequency of planned periodic premium payments are shown in the policy schedule. You may make changes in frequency and you may increase or decrease the amount of planned periodic premium payments subject to our guidelines.

This policy will not take effect until it has been delivered and the first premium has been paid prior to the insured's death and prior to any change in health as shown in the application. All premiums are payable at our home office. Receipts will be furnished upon request. We will send you premium payment reminder notices.

Additional premium payments may be made at any time. We reserve the right to limit the number and amount of additional premium payments.

Net premiums will be credited on the valuation date they are received at our home office. All net premiums credited to this policy prior to the reallocation date will be allocated to the general account.

On the reallocation date, the value in the general account will be allocated to the various subaccounts or the general account according to your requested premium allocation. Your premium allocation is shown in the policy schedule. If we do not receive a premium allocation request, the money will stay in the general account until we receive other instructions.

We ensure that this policy qualifies as life insurance as defined by one of the tests prescribed under Section 7702 of the Internal Revenue Code (IRC), as amended. The test used for this policy is shown in the policy schedule. As required by law, this test may not change after issue of the policy. The Guideline Premium/Cash Value Corridor test limits the amount of premium which may be paid under the policy given its current death benefit. The Cash Value Accumulation Test (CVAT)limits the relationship of the cash value to the death benefit. To comply with the test used for this policy, we reserve the right to return premium to maintain its qualification as life insurance.

GRACE PERIOD
If the surrender value on a monthly anniversary is not enough to cover the monthly deductions for the following month, a grace period of 61 days after the date of the notice will be allowed for the payment of a premium sufficient to cover the monthly deductions until the end of the grace period.

We will notify you when a premium payment is necessary to cover the monthly deductions. The notice will be mailed to your last known address on any monthly anniversary when there is not enough surrender value to pay the monthly deductions. If such premium is not paid within the grace period, all coverage under this policy will lapse with no value. If a death claim becomes payable under this policy during the grace period, any overdue monthly deductions will be subtracted from the proceeds. If the guaranteed death benefit rider is in effect, the policy will not lapse.

REINSTATEMENT
If this policy lapses, we will reinstate it while the insured is living within five years after the date of lapse. The reinstatement is subject to:

(1)  receipt of proof of insurability satisfactory to us; and

(2)  payment of a premium large enough to cover:

     (a) an amount sufficient to keep the policy in force for at least two months from the reinstatement date;

     (b) the balance needed for the monthly deductions on the monthly anniversary date immediately before the start of the grace period, and for the monthly deduction on any monthly anniversary date occurring during the grace period.

If this policy is reinstated, new Incontestable and Suicide Exclusion periods will go into effect. New contestable and suicide exclusion periods will begin on the date this policy is reinstated and will be based on the application taken at that time.

Any guaranteed death benefits provided by rider will not be reinstated when the policy is reinstated.

The effective date of a reinstatement will be the first monthly anniversary following the day we approve the application for reinstatement. Policy value after reinstatement will be allocated according to your instructions or to the general account if no instructions are received.


                                  SEPARATE ACCOUNT

SEPARATE ACCOUNT
The separate account (referred to as "the account") was established under and is subject to the insurance laws of Minnesota. The assets of the account are owned by us, but are kept separate from our general investment assets.

SUBACCOUNTS
The account has several subaccounts, each investing in one of the corresponding funds. The subaccounts initially selected by you are listed in the policy schedule. Net premiums will be allocated among the subaccounts and the general account according to the percentages selected by you. Any allocation must be in whole percents. We reserve the right to impose limitations on the amount that may be allocated to any subaccount.

The allocation of future invested premium amounts may be changed at any time if the policy is not in the grace period. The request for change must be in writing on a form suitable to us. The change will take effect on the date the request is received in our home office.

The value of the assets in each subaccount will be determined on the valuation date. If the value of the assets is needed on a day that the subaccount has not been valued, the value on the next valuation date will be used.

SEPARATE ACCOUNT ASSETS
The value of the assets in the separate account will always be at least equal to the sum of all policy values under policies allocating values to the account.
To the extent those assets do not exceed this amount, they are used to support those policies; those assets are not chargeable with liabilities arising out of and are not used to support any other business conducted by us. The excess of this amount may be used in any other way.

CHANGE OF INVESTMENT ADVISER OR INVESTMENT POLICY
Unless otherwise required by law or regulation, the investment adviser or any investment policy may not be changed without our consent. If required, approval of or change of any investment objective will be filed with the Insurance Department of the state where this policy is delivered.

You will be notified of any material investment policy change which has been approved. Notification of an investment policy change will be given in advance if you have the right to comment on or vote on such changes.

Any substitution of the underlying investments of any subaccount will comply with all applicable requirements of the Investment Company Act of 1940 and rules thereunder.

RIGHTS RESERVED BY US
When required by law, we will obtain your approval of changes and we will gain approval from any appropriate regulatory authority. Such approval may not be required in all cases, however. Examples of the changes we may make include:

(1) To operate the separate account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law.

(2) To take any action necessary to keep this policy in compliance with all applicable laws, rules, regulations, interpretations, holdings or orders.

(3) To transfer or limit any assets in any subaccount to another subaccount, or to one or more separate accounts, or to the general account.

(4)  To add, combine or remove subaccounts in the separate account.

(5) To substitute for the fund shares held in any subaccount, the shares of another fund of Fortis Series or the shares of another investment company or any other investment permitted by law.

(6) To make any other necessary technical changes in the policy in order to conform with any action the above provisions permit us to take.


                                     TRANSFERS

You may transfer amounts among the subaccounts or to and from the general account if the policy is not in the grace period. The request to transfer amounts must be in a form suitable to us. The transfer will take effect on the day we receive the notice at our home office provided such notice is received before the New York Stock Exchange closes. We may also permit continuing automatic periodic transfers. The maximum transfer charge is shown in the policy schedule. We reserve the right to limit the number and amount of transfers, or to impose charges upon transfers. If we limit transfers, the limit will never be less than four transfers per policy year. The current minimum transfer amount is shown in the policy schedule. If the value of the subaccount or general account from which you wish to transfer is less than the minimum, the entire amount may be transferred.

You may transfer all your policy value to the general account once without charge within two years of the policy date or the date of any increase, or within 60 days of any change in investment policy.

TRANSFERS FROM THE GENERAL ACCOUNT
Transfers from the general account to the separate account are subject to the following:

(1)  the transfer may only take place once each policy year; and

(2) the maximum amount per account transfer is 50% of your unloaned general account value. However, if your unloaned general account value is less than $1,000, you may transfer the entire unloaned balance to the separate account.


                                   DEATH BENEFIT

The proceeds payable at the death of the insured will be the death benefit in force on the date of the insured's death plus any premiums received after the date of death, minus any outstanding policy loans and accrued policy loan interest as of the date of death of the insured, minus any unpaid monthly deductions determined as of the date of the insured's death.

We will pay the death benefit proceeds upon due proof satisfactory to us that the insured died while insured under this policy.

The Option A death benefit in force at any time is equal to the face amount of insurance on the insured's date of death or the minimum amount required under
Section 7702 of the IRC, if greater.

The Option B death benefit in force at any time is equal to the face amount of insurance plus the policy value on the insured's date of death or the minimum amount required under Section 7702 of the IRC, if greater.

We ensure that this policy qualifies as life insurance as defined by one of the tests prescribed under Section 7702 of the IRC. The test used for this policy is shown in the policy schedule. As required by law, this test may not change after issue of the policy. Both of these tests require that the policy maintain a minimum amount of death benefit given the current policy value. We will monitor the death benefit of this policy in relation to the policy value. We reserve the right to increase the death benefit, return premium or send you a withdrawal of policy value, to maintain this policy's qualification as life insurance given the test used for this policy.

CHANGES IN TYPE OF DEATH BENEFIT
You may change the type of death benefit once each policy year. The change will take effect on the first monthly anniversary following the day we approve your written request at our home office. We will need evidence of insurability if you are changing from Type A to Type B death benefit. No change in the type of death benefit will be allowed if the resulting face amount would be less than the minimum face amount shown in the policy schedule or if the change will cause the policy to fail to qualify as life insurance under Section 7702 of the IRC.

If the change is from Type A to Type B, the face amount will be reduced by the amount of the policy value on the effective date of the change. If the change is from Type B to Type A, the face amount will be increased by the amount of the policy value on the effective date of the change.

CHANGES IN FACE AMOUNT
The face amount may be increased at any time. It may be decreased at any time after the first policy year. A decrease will be allowed only if premiums paid are at least equal to the sum of 12 recommended minimum monthly premiums for the initial face amount. A comparable restriction applies after any face amount increase. You must request a change in writing. Any increase or decrease will take effect on the first monthly anniversary following the day we approve the request. Changes are subject to the following:

(1) The decrease will be applied to the initial face amount, and any increase in face amount in reverse order in which the increases became effective.

     The face amount after any requested decrease may not be less than the minimum face amount shown in the policy schedule. A face amount decrease will not be allowed if it would cause the policy to fail to qualify as life insurance under Section 7702 of the IRC.

(2) Any request for an increase will require proof of insurability satisfactory to us. An increase will also require sufficient surrender value to cover the first new monthly deduction. The minimum increase is shown in the policy schedule and is subject to our issue rules and limits at the time of increase. Increases will not be allowed if any disability benefit is being paid under the terms of a rider.


                                      CHARGES

PREMIUM EXPENSE CHARGE
The premium expense charge is assessed as a percentage of premium and is shown in the policy schedule.

MONTHLY DEDUCTION
Unless indicated otherwise, the monthly deduction for a policy month will be allocated on a pro-rata basis.

The monthly deduction for a policy month will be equal to the sum of:

(1) the cost of insurance (as described below) and the cost of additional benefits provided by rider for the policy month;

(2)  the monthly administrative charges shown in the policy schedule;

(3)  the asset based charge (as described below).

COST OF INSURANCE
We determine the cost of insurance on a monthly basis. The cost of insurance is determined separately for the initial face amount and any increases made later. The policy value is considered a pro-rata portion of the initial face amount and any subsequent face amount increases.

The cost of insurance is equal to:

(1) the death benefit on the monthly anniversary divided by 1.00327374; minus the policy value (or zero, if greater) on the monthly anniversary; multiplied by

(2)  the cost of insurance rates as described below; the result plus

(3)  any amount of flat extra insurance charges shown in the policy schedule.

COST OF INSURANCE RATES
The monthly cost of insurance rate is based on the sex, issue age, duration, risk class, and face amount of the insured. Monthly cost of insurance rates may be changed by us from time to time. A change in the cost of insurance rates will apply to all persons of the same issue age, duration, risk class, and face amount. For insureds without extra mortality charges, the cost of insurance rates will not exceed the rates found in the Commissioner's 1980 Standard Ordinary Mortality Table including the Smoker or Nonsmoker Mortality Table shown in the table of guaranteed cost of insurance rates.

ASSET BASED CHARGE
The asset based charge will be deducted on a monthly basis from the separate account value. This charge will be a percent of your total separate account value. The percent is based on the amount of separate account value and the policy year as shown in the policy schedule.


                                   POLICY VALUES

POLICY VALUE
Your policy value is equal to the sum of your separate account value and your general account value.

SEPARATE ACCOUNT VALUE
The value in each subaccount as of the reallocation date is equal to the amount of all policy values transferred from the general account to that subaccount.

At the end of each valuation period after the reallocation date, the value in a subaccount is equal to the sum of:

(1)  your value in the subaccount at the last valuation;

(2) your value in the subaccount at the last valuation multiplied by the net investment factor;

(3) any net premium received during the current valuation period which is allocated to the subaccount;

(4)  all values transferred to the subaccount;

Minus the following:

(5) all values transferred to another subaccount or the general account, and values transferred to secure a policy loan during the current valuation period; and

(6) all partial withdrawals from the subaccount during the current valuation period.

In addition, whenever a valuation period includes the monthly anniversary, the subaccount value at the end of such period is reduced by the portion of the monthly deduction allocated to the subaccount.

NET INVESTMENT FACTOR
The net investment factor is an index applied to measure the investment performance of a subaccount from one valuation period to the next. The net investment factor may be greater or less than or equal to zero; therefore, the value of a subaccount unit may increase, decrease or remain the same.

The net investment factor for each subaccount for the valuation period is calculated as:

(1) the investment income and capital gains, realized and unrealized, credited to the subaccount assets since the last valuation;

Minus the following:

(2) the capital losses, realized and unrealized, charged to the subaccount assets since the last valuation;

(3) the amount charged each subaccount for taxes attributable to the operation of the subaccount; and

(4)  investment management service fees paid to the investment adviser;

The result divided by:

(5)  the value of the subaccount assets at the last valuation.

GENERAL ACCOUNT VALUE
Your value in the general account on the policy date is equal to the net premium less the initial monthly deduction allocated to the general account. On each monthly anniversary, the value in the general account is equal to the sum of:

(1) the value in the general account on the last monthly anniversary plus interest accrued since the last monthly anniversary;

(2) any net premium received since the last monthly anniversary which is allocated to the general account plus interest from the date the net premium is received to the monthly anniversary; and

(3) all values transferred to the general account from a subaccount since the last monthly anniversary plus interest from the date the value is transferred to the monthly anniversary;

Minus the following:

(4) all values transferred from the general account to a subaccount since the last monthly anniversary plus interest from the date the value is transferred to the monthly anniversary;

(5) all partial withdrawals from the general account since the last monthly anniversary plus interest from the date of the partial withdrawal to the monthly anniversary; and

(6) the portion of the monthly deduction allocated to the value in the general account, to cover the policy month following the monthly anniversary.

On any date other than a monthly anniversary, your value will be calculated on the same basis as on the monthly anniversary.

GENERAL ACCOUNT INTEREST RATE
Value held in the general account will earn interest daily at an effective annual guaranteed rate of 4%. Interest in excess of the guaranteed rate may be applied in the calculation of the value at such increased rates as we may determine.

No interest in excess of the guaranteed rate will be applied to any portion of your policy value in the general account which equals any loan.

BASIS OF COMPUTATIONS
Minimum surrender values in the general account for the nonsmoker and preferred risk classes are based on the Commissioner's 1980 Standard Ordinary Nonsmoker Mortality Table, age last birthday, with interest at 4% per year. Minimum surrender values in the general account for the smoker risk class are based on the Commissioner's 1980 Standard Ordinary Smoker Mortality Table, age last birthday, with interest at 4% per year.

The method used in computing surrender values in the separate account is in accordance with actuarial procedures that recognize the variable nature of the separate account. The method used is such that if the Net Investment Factor, less the rate used for the asset based charge, for all subaccounts at all times from the policy date, is equal to an effective annual interest rate of 4%, and if the cost of insurance rates are based on the Commissioner's 1980 Standard Ordinary Smoker or Nonsmoker Mortality Table, age last birthday, then the surrender values in the separate account will be at least equal to the minimum surrender values which would have been required by the law of the state in which this policy is delivered of an equivalent policy in which all net premiums have been allocated to the general account.

Reserves are not less than the surrender value. Interest on reserves will not exceed the guaranteed rate of 4%. Reserves are based on the Commissioner's 1980 Standard Ordinary Smoker/Non-smoker Mortality Table, Age Last Birthday.

All values under this policy are not less than the values required by the state in which this policy was delivered. A detailed statement of the method of computation of surrender values and reserves under this policy has been filed with the insurance department of the state in which the policy was delivered.


                         SURRENDERS, LOANS AND WITHDRAWALS

SURRENDER CHARGE
The surrender charge is shown in the policy schedule.

CASH VALUE
The cash value as of any date is equal to the policy value less the surrender charge.

SURRENDER VALUE
The surrender value as of any date is equal to the policy value minus the following:

(1)  the surrender charge;
(2)  any unpaid policy loan; and
(3)  any unpaid loan interest.

SURRENDER
Upon written request, you may surrender this policy for the surrender value. It may be surrendered at any time during the lifetime of the insured. The surrender value will be determined as of the date we receive the request at our home office.

POLICY LOANS
During the continuance of this policy, we will grant a loan against this policy provided we have received a signed loan agreement and this policy is assigned to us.

You may borrow up to 90% of the difference between the policy value and the total surrender charge. This policy will be the sole security for the loan.

An amount equal to the loan will be withdrawn from the subaccounts and the unloaned portion of the general account and held in the general account until the loan is repaid. Unless you specify otherwise, the loan amount will be withdrawn on a pro-rata basis.

The loan amount held in the general account will be credited interest at an effective annual rate of 4%.

INTEREST ON POLICY LOANS
Interest on loans will be charged at the policy loan rate shown in the policy schedule, payable on the policy anniversary and at the time of any loan repayments. Interest not paid when due will be added to the loan and bear interest at the same rate.

If this policy has been in force for two years from the policy date and has at least $10,000 of surrender value or has been in force for 10 years, you may borrow up to 10% of your surrender value once each year at the lower policy loan interest rate shown in the policy schedule.

Also, after the insured's age 59 1/2, you may borrow up to 15% of the surrender value at that lower interest rate once each year. The remaining surrender value is available at the regular interest rate shown in the policy schedule, subject to the overall loan limit as stated above.

LOAN REPAYMENT
While the policy is in force before surrender, any indebtedness may be repaid. Any amounts received on this policy will be considered premiums unless they are clearly marked as loan repayments. At the time of a loan repayment, accrued loan interest will be calculated and added to the loan balance before the payment is applied. As the loan is repaid, the amount repaid will be transferred from the loaned portion of the general account to the subaccounts and the unloaned portion of the general account in the same manner as premiums are allocated, unless you direct otherwise.

WITHDRAWALS
Cash withdrawals may not be made during the first policy year. Thereafter, cash withdrawals will only be allowed if premiums paid are at least equal to the sum of 12 recommended minimum monthly premiums for the initial face amount. A comparable restriction applies after any face amount increase. We reserve the right to limit the number and amount of withdrawals or to impose charges upon withdrawals. The maximum withdrawal charge and minimum amount are shown in the policy schedule. If we limit withdrawals, the limit will never be less than four withdrawals per policy year. You must request a withdrawal in writing.
The request will be effective on the date we receive it at our home office.

A withdrawal charge may be deducted from each withdrawal amount and the balance will be paid to you. This withdrawal charge will not exceed the charge shown in the policy schedule.

When a withdrawal is made, the policy value shall be reduced by the amount of the withdrawal. If the death benefit is Type A, the insured's face amount will also be reduced by the amount of the withdrawal. No withdrawal will be allowed if the resulting face amount would be less than the minimum face amount shown in the policy schedule or if it causes the policy to fail to qualify as life insurance under Section 7702 of the IRC. Unless otherwise specified, withdrawals will be taken on a pro-rata basis.

DEFERRAL OF PAYMENTS
The payment of variable death benefits in excess of any minimum death benefit, surrender value, policy loan, or partial withdrawal (except when used to pay the premiums), may be deferred:

(1) for up to two months for death benefit payments or six months for all other payments from the date of request, if such payments are based on policy values which do not depend on the investment performances of the separate accounts; or

(2) for any period during which the New York Stock Exchange is closed for trading (except for customary weekend and holiday closings) and for any period during which a state of emergency exists which may make such payment impractical or for such other periods as the Securities and Exchange Commission may by order permit, for the protection of investors.


                                 SETTLEMENT OPTIONS

CHOICE OF OPTIONS
We will pay the proceeds of this policy in a single sum unless you choose one of the settlement options described below. You may also choose any other option that is agreeable to both you and us. You may change your choice of option later. If you do not choose an option before the insured dies, the beneficiary will have the right to choose an option.

We will pay interest on proceeds paid in a single sum from the date of the insured's death until the date of payment. The interest rate on these payments and any proceeds we hold under options 1, 2, 3 and 4 below will be at least at an effective rate of 3% per year.

SETTLEMENT DATE
The settlement date of this policy is the date of the insured's death or the date of any other termination of this policy.

OPTION 1.  INTEREST PAYMENTS
You may leave the proceeds with us for a period of time you select when you choose this option. Interest begins to accrue on the settlement date. We will pay the interest at 12, 6, 3, or 1 month intervals, as you choose. At the end of the selected period, we will pay the proceeds in a single sum or under any other option selected when you choose this option.

OPTION 2.  PAYMENTS OF A FIXED AMOUNT OR FOR A FIXED PERIOD
You may leave the proceeds with us and we will make payments in one of the ways shown below. You may request us to make these payments at 12, 6, 3, or 1 month intervals.

(1)  We will make payments in an amount you select when you choose this option;
     or

(2) We will make equal payments over any period of from one to 30 years, as you select when you choose this option. Table 1 shows minimum payments for each $1,000 of proceeds held under this option. Payments for any period not shown will be furnished at your request.

            TABLE 1.  PAYMENTS FOR EACH $1,000 OF PROCEEDS UNDER OPTION 2

          ------------------------------------------------------
                Number of           Annual          Monthly
              Years Payable        Payments         Payments
          ------------------------------------------------------
                     5              $211.99          $17.91
                    10               113.82            9.61
                    15                81.33            6.87
                    20                65.26            5.51
                    25                55.76            4.71
          ------------------------------------------------------

OPTION 3.  LIFE INCOME PAYMENTS
We will pay the proceeds in one of the following ways:

(1)  Life Annuity:  A monthly income during the life of the payee; or

(2) Life Annuity with a Guaranteed Period: A monthly income with payments guaranteed for either 10 or 20 years, as you choose, continuing during the payee's lifetime; or

(3) Refund Life Annuity: A monthly income with payments guaranteed for the number of months determined by dividing the proceeds by the first monthly payment. The payments continue during the payee's lifetime.

The payee is the person who will receive the income payments under Options 3 and
4. The amount of the monthly payments depends on the type of income you select and the age of the payee on the settlement date and the amount of the proceeds.

Table 2 shows monthly minimum payments for each $1,000 of proceeds held under this option. Monthly payments not shown will be furnished at your request.

        TABLE 2.  MONTHLY PAYMENTS FOR EACH $1,000 OF PROCEEDS UNDER OPTION 3

                                         MALE
      ---------------------------------------------------------------------
                        Refund         Life Annuity
             Age of      Life           Certain for           Life
             Payee      Annuity     10 Years    20 Years     Annuity
      ---------------------------------------------------------------------
              50         $4.11        $4.22      $4.08        $4.27
              55          4.44         4.62       4.39         4.70
              60          4.80         5.14       4.71         5.28
              65          5.17         5.81       5.02         6.10
              70          5.49         6.61       5.27         7.23
      ---------------------------------------------------------------------

                                        FEMALE
      ---------------------------------------------------------------------
                        Refund         Life Annuity
             Age of      Life           Certain for           Life
             Payee      Annuity     10 Years    20 Years     Annuity
      ---------------------------------------------------------------------
              50         $3.84        $3.89      $3.82        $3.90
              55          4.13         4.22       4.11         4.25
              60          4.48         4.66       4.44         4.72
              65          4.88         5.22       4.79         5.35
              70          5.29         5.96       5.12         6.25
      ---------------------------------------------------------------------

OPTION 4.  JOINT LIFE INCOME PAYMENTS
You may name two payees to whom we will pay a joint monthly income during their joint lifetime. After either payee's death, we will make monthly payments equal to 2/3 of the joint monthly payment during the survivor's lifetime. The amount of the monthly payment depends on the age of each payee on the settlement date, and the amount of the proceeds.

Table 3 shows monthly minimum payments for each $1,000 of proceeds held under this option. Amounts not shown will be furnished at your request.

        TABLE 3.  MONTHLY PAYMENTS FOR EACH $1,000 OF PROCEEDS UNDER OPTION 4

           ----------------------------------------------------------
                                      Age of Male Payee
                          -------------------------------------------
             Age of
             Female           5 Years        Same          5 Years
             Payee            Younger        Age            Older
           ----------------------------------------------------------
               50             $3.77          $3.91          $4.05
               55              4.07           4.25           4.44
               60              4.47           4.71           4.97
               65              5.01           5.33           5.68
               70              5.75           6.20           6.68
           ----------------------------------------------------------

If you choose Options 2, 3, or 4 and the monthly payments are less than those provided by our then current settlement rates, we will pay the larger amount.

MINIMUM AMOUNT
We have the right to pay the proceeds in a single sum if the proceeds payable are less than $2,000 or payments under the settlement option you have chosen would be less than $50.

SUPPLEMENTARY CONTRACT
If you request a settlement option, we will prepare an agreement stating the terms under which payment will be made. This agreement will replace this policy when proceeds become payable. You must surrender this policy to us at our home office at that time.

PROOF OF AGE
We will require proof of any payee's age under Options 3 and 4.

EXCESS INTEREST
The interest rates stated in this section of the policy are the guaranteed minimum rates we will pay on proceeds we hold. We have the option to pay excess interest.

COMMUTATION
No payee has the right to change the settlement option chosen before the insured's death, unless we provide that right in this policy. Payments may not be assigned or commuted.

DEATH OF PAYEE
If the payee dies before receiving all proceeds payable, we will pay the amount still due to the payee's estate, unless we approve other arrangements.